Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106701) of our report dated May 25, 2004, with respect to the financial statements of the Community Banks, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Custer & Custer, P.C.
CUSTER & CUSTER, P.C.

Millersburg, Pennsylvania
June 24, 2005